Exhibit 10.25

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of March 11, 2004 between AMERICAN BIOSCIENCE, INC., a California corporation (“ABI”), and AMERICAN PHARMACEUTICAL PARTNERS, INC., a Delaware corporation (“APP”).

RECITALS

A.    ABI has developed and owns the rights to the Product (as defined below).

B.    In November 2001, ABI and APP entered into (i) a License Agreement, pursuant to which ABI licensed to APP certain marketing and distribution rights in North America relating to ABI-007 (the “License Agreement”) and (ii) a Manufacturing Agreement, pursuant to which the parties agree that APP would manufacture the Product.

C.    Although the Product has not yet been approved for sale by the FDA, each of ABI and APP have previously determined that it is in the bests interests of such company and its shareholders for APP to begin accumulation of raw material inventory, manufacture certain quantities of Product and perform other activities relating to ABI-007, subject to a sharing of the costs of unsaleable Ramp-Up Inventory (as defined below) in the manner described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions. Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the meanings assigned to such terms in this Section 1. All other capitalized terms used herein shall have the meaning assigned to such terms in the License Agreement.

“ABI Repayment Amount” shall mean 50% of the difference of (i) the Ramp-Up Inventory Reserve, less (ii) twice the total Sums Previously Repaid by ABI.

“Demand Notice” shall have the meaning assigned to such term in Section 2.

“FDA” means the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product in the United States.

“NDA” means one or more of the New Drug Applications that ABI files for the Product with the FDA.

“Product” means ABI-007, a cremaphor-free, nanoparticle paclitaxel formulation: (A) as it is described in IND No. 55,974 and the investigator’s brochure that relates to that IND, to be administered by intravenous injection for oncology indications; and (B) to be administered by intra-arterial injection, as may be developed by or on behalf of ABI, for oncology indications.

“Ramp-Up Inventory” shall mean APP’s inventories of or relating to the Product, including raw materials            , work in progress and finished goods.

“Ramp-Up Inventory Reserve” shall mean the aggregate expense (as reflected on APP’s financial statements) incurred by APP prior to the date of the Demand Notice which is attributable to write-offs of any Ramp-Up Inventory as being unsaleable, all computed according to APP’s usual and standard accounting policies and GAAP.

“Sums Previously Repaid by ABI” shall mean any amounts paid under and pursuant to this Agreement by ABI to APP prior to the date of any Demand Notice.

“Trigger Date” shall mean the earlier to occur of (i) the termination of the License Agreement and/or the Manufacturing Agreement or (ii) 30 days following any quarter end at which the ABI Repayment Amount exceeds $500,000.

2.    Payment by ABI.

a. At any time after the Trigger Date (but not after the date on which FDA approves the Product for any indication in the United States), APP may in its sole and absolute discretion deliver to ABI a written notice (the “Demand Notice”) requesting that ABI pay to APP the ABI Repayment Amount.

b. Within 30 days after delivery of the Demand Notice, ABI shall pay to APP, by wire transfer or immediately available funds, the ABI Repayment Amount.

c. If ABI fails timely to pay in full the ABI Repayment Amount, then, without limiting any other rights and remedies of APP under this Agreement or applicable law, ABI shall surrender to APP shares of APP common stock having a fair market value equal to 120% of the ABI Repayment Amount.

3.     Mitigation. Each party shall use reasonable commercial efforts within the bounds of law and good practice to mitigate losses in respect of Ramp-Up Inventory for which ABI has made payments pursuant to this Agreement (e.g., special sales, donations to charity, use in on-going clinical trials or other development work), and the parties shall equally share the benefit received in respect of such efforts (with payments or credits being made as applicable).

4.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

5.     Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any of the matters or things herein provided for or hereinabove discussed all prior agreements, promises, representations and understandings relative thereto being herein merged.

6.     Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

7.     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.     Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

9.     Attorneys’ Fees. If either party to this Agreement seeks to enforce his or its rights under this Agreement, the prevailing party shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

10.     Arbitration and Equitable Relief. The provisions of Section 33 of the License Agreement shall apply to any disputes or controversies arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

AMERICAN BIOSCIENCE, INC.

By:	/s/ Patrick Soon-Shiong

Its:	CEO

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Nicole S. Williams

Its:	EVP & CFO

4